Exhibit 10.12

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”) is made and entered into as of May 28, 2010, by and between __________________, a Delaware limited liability company (the “Seller”), having its principal place of business at ______________________, and Clarus Corporation, a Delaware corporation (the “Company”), having its principal place of business at 2084 East 3900 South, Salt Lake City, UT 84124.

WHEREAS, the Company, through Sapphire/Everest Acquisition, LLC (“Purchaser”), a Delaware limited liability company and a wholly-owned subsidiary of the Company, is acquiring all of the issued and outstanding  capital stock of Gregory Mountain Products, Inc., a Delaware corporation (“GMP”), pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, the Seller is one of two stockholders of GMP and the Company desires to be assured that the goodwill of GMP remains intact after the Closing; and

WHEREAS, it is a material inducement that the Seller enter into this Agreement for the Company to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the terms, conditions and other provisions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Business” shall mean the business of GMP, including manufacturing, assembling, licensing, distributing, marketing and selling commercial expedition, technical backpacking and non-technical/“lifestyle” packs and bags.

“Competitive Business” shall mean any business competitive with the Business.

“Merger Agreement” shall mean that certain merger agreement  dated as of May 7, 2010, among Clarus Corporation, (the “Company”), Everest/Sapphire Acquisition, LLC, Everest Merger I Corp., Everest Merger II, LLC, Gregory Mountain Products, Inc. and Kanders GMP Holdings, LLC and Schiller Gregory Investment Company, LLC.

“Restricted Period” shall mean a consecutive three year period commencing on the Closing Date, subject to the tolling provisions hereof.

1.           Restrictive Covenant.  For purposes of Section 1 and Section 2 of this Agreement, all references to the Company shall be deemed to include each Subsidiary and each of their respective successors and assigns, including, without limitation, the Purchaser, and all references to the Seller shall be deemed to include all of the Affiliates, heirs and personal and legal representatives of the Seller.  The Seller acknowledges that in order to assure the Company that GMP will retain the value of GMP as a “going concern,” the Seller on behalf of itself and on behalf of its Affiliate and any of their respective employees, agents or others under their control, agrees not to utilize its special knowledge of the Business and its relationships with customers, prospective customers, suppliers and others or otherwise to compete with the Company in the Business during the Restricted Period.  Except with respect to the Seller’s ownership of the securities of the Company, during the Restricted Period, the Seller shall not, and shall cause its Affiliates to not, permit any of their respective employees, agents or others under their control to, directly or indirectly, on behalf of the Seller or any Affiliate to engage or have an interest, anywhere in the world in which the Company conducts business or markets or sells its products as of the Closing Date, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an owner of two percent or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), whether through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any business involving, relating or similar to, directly or indirectly, the Business.  During the Restricted Period, the Seller shall not, and shall cause its Affiliates to not, permit any of their respective employees, agents or others under their control to, directly or indirectly, on behalf of the Seller or any Affiliate, to (i) accept Competitive Business from, or solicit the Competitive Business of any Person who, to the Seller’s knowledge, is, or who had been at any time during the preceding three years, a customer, known prospective customer, or supplier of the Business conducted by the Company; or (ii) recruit or otherwise solicit or induce any Person who is an employee or consultant of, or otherwise engaged by Company, to terminate his or her employment or other relationship with Company, or such successor, or hire any person, other than Gray Hudkins, Robert Schiller or Warren B. Kanders, who has left the employ of the Company, during the preceding two years.

(b)           The Seller shall not, and shall cause its Affiliates to not, permit any of their respective employees, agents or others then under their control to, directly or indirectly, (i) make or cause to be made, any statements that are disparaging or derogatory concerning the Business, the Company or its businesses, customers, suppliers, services, reputations, or prospects, or the Company’s past or present officers, managers, members, employees and agents; (ii) request, suggest, influence or cause any party, directly or indirectly, to cease doing business with or to reduce its business with the Company or do or say anything which could reasonably be expected to damage any of the business, supplier, or customer relationships of the Company; or (iii) use or purport to authorize any Person to use any Intellectual Property which is the same as or similar to that used currently or in the past in connection with any product or service in respect of the Business by the Company.

2.           Confidentiality.  The Seller acknowledges that the intangible property and all other confidential or proprietary information with respect to the Business are valuable, special and unique assets of the Company.  The Seller shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the Company, whether or not for their own benefit, without the prior written consent of the Purchaser unless required by Law, including, without limitation, (i) Trade Secrets, intangible property, marketing plans, business plans and strategies; (ii) confidential or proprietary information relating to products or services; (iii) the names of customers and contacts, vendors and suppliers, the cost of materials and labor, the prices obtained for services sold (including the methods used in price determination, manufacturing and sales costs), compensation paid to employees and consultants and other terms of employment, production operation techniques or any other confidential or proprietary information of, about or pertaining to the Business, and any other confidential or proprietary information and material relating to any customer, vendor, licensor, licensee, or other party in connection with the Business; and (iv) any other confidential or propriety information which the Seller acquired or developed in connection with or as a result of his being a shareholder, officer, director, employee, agent or representative of GMP, excepting in each instance (i) – (iv) only such information as (a) is already known to the public or which may become known to the public without any fault of the Seller in violation of any confidentiality restrictions, (b) (i) was available to the Seller (prior to its delivery to the Seller by the Company) or (ii) becomes available to the Seller on a non-confidential basis from a Person other than the Company who is not otherwise bound by a confidentiality agreement with respect to such information or is otherwise prohibited from transmitting the information to the Seller, or (c) can be proven to have been independently developed by the Seller without reference to such information.

3.           Continuing Obligations; Equitable Remedies.  The restrictions set forth in Sections 1 and 2 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of GMP.  The Seller acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company in the event the covenants contained in Sections 1 and 2 were not complied with in accordance with their terms.  Accordingly, the Seller agrees that any breach by him of any provision of Sections 1 or 2 shall entitle the Company to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to the Company.  If the Seller or any of its respective Affiliates breaches the covenant set forth in Section 1, the running of the Restricted Period described therein shall be tolled for so long as such breach continues.  It is the desire and intent of the parties that the provisions of Sections 1 and 2 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  If any provisions of Section 1 or 2 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable.  If any provisions of Section 1 or 2 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.  The Seller agrees that it will be responsible for any breach of this Agreement by it or its Affiliates or any of their respective employees, agents or others under their control.

4.           Indemnification; Costs of Enforcement.  The Seller agrees to be responsible for and shall pay and indemnify and hold harmless Company and its respective Affiliates, members, managers, officers, employees and agents from, against and in respect of, the full amount of any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, Taxes, penalties, interest, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, “Losses”), and any and all actions, suits, proceedings, demands, assessments or judgments incidental to any of the foregoing arising from, in connection with, or incident to any breach or violation of any of the covenants or agreements of the Seller (whether made on behalf of himself/itself or his/its Affiliates) set forth in Section 1 or 2 of this Agreement.  Notwithstanding the foregoing if any party brings an action to enforce any part of this Agreement or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all attorney's fees and expenses incurred by the prevailing party in such action.

5.           Representations and Warranties.  Each party to this Agreement represents and warrants to each other party to this Agreement that (a) the execution, delivery and performance by each party to this Agreement constitutes the legal, valid and binding obligation of such party and (b) such party is not a party to any agreement or other restriction which restricts such party from entering into this Agreement.

6.           Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

7.           Participation of the Parties.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and both parties have either consulted with counsel of their choosing or have had the opportunity to consult with counsel of their choosing and have waived such opportunity.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly and no presumption or burden of proof shall arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement.

8.           Entire Agreement; Waiver and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, both written and oral, with respect to such subject matter.  Any provision of this Agreement may be waived at any time in writing by the party which is entitled to the benefits thereof.  No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of its provisions, nor any representation, promise or condition relating to this Agreement, will be binding upon any party unless made in writing and signed by such party.

9.           Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

10.           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

CLARUS CORPORATION

By:
________________, Individually and on		Name: Philip A. Baratelli
behalf of Seller		Title: Chief Financial Officer